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                       WM. WRIGLEY JR. COMPANY
        DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                  Effective as of January 27, 1983
        Amended and Restated Effective as of October 24, 1995

          The Wm. Wrigley Jr. Company Deferred Compensation Plan for Non-Employee Directors ("Plan") was made effective on January 27, 1983. The Plan was amended and restated, effective as of December 16, 1992, and January 1, 1994, and is hereby further amended and restated effective October 25, 1994, and October 24, 1995, as set forth herein, with retroactive effect as provided herein.

     1.   Purpose.  The purpose of the Plan is to enable Non-
Employee Directors (the "Director(s)") of the Wm. Wrigley Jr.
Company (the "Company") to defer compensation earned as Directors pursuant to the terms of the Plan.

     2.  Deferral Elections.   Prior to January 1, 1995 or, if
later, upon a Director's election to the Board, each Director shall execute and file an appropriate election form(the "Deferral Election") with the Treasurer of the Company, specifying the portion, if any, of the Director's compensation to be deferred, up to 100% of such compensation, the investment option to which the deferral shall be credited and the form, method and timing of distribution of the deferrals.

          The Deferral Election made hereunder prior to January 1, 1995 (the "1995 Election") shall control the distribution of (a) all amounts deferred pursuant to such Deferral Elections, and (b) effective on the second anniversary of the date such Deferral Election is made, all amounts deferred pursuant to Deferral Elections made prior to January 1, 1994, in each case, unless a subsequent valid Deferral Election is filed; provided, however, that, the 1995 Election shall not be effective with respect to the timing and distribution of any deferral that the Director is, or is scheduled to be, receiving within two years following the date such 1995 Election is made.

          (a) Deferrals shall be in 10% increments to a maximum of 100% of all compensation payable to the Directors in the year they wish to defer. In addition the Director shall elect in his or her Deferral Election the percent of the deferral that shall be credited among the deferral options (the "Deferral Options") described below:

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                (i) credits ("Investment Fund Credits") equivalent
     to amounts invested in any of the investment funds offered, from time to time, to participants in the Special Investment and Savings Plan for Wrigley Employees, or in any other or additional fund or funds as the Board of Directors of the Company (the "Board") shall determine (each an "Investment Fund," and together the "Investment Funds"); and

                (ii) share units ("Share Units"), a unit equivalent to a share of the Common Stock of the Company (the "Common
     Stock").

          Directors may elect to transfer their deferred compensation from one Deferral Option to a different Deferral Option, including transferring Investment Fund Credits from one Investment Fund to a different Investment Fund; provided, however, that any such election must be made during the period beginning on the third business day following the date of the release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business date following such date; and provided, further, that in no event may any such election become effective sooner than twenty-four (24) months following the effective date of any prior transfer election. A transfer election pursuant to this Subsection 2(a) shall be made in the form of a document prescribed by the Board to be executed by the Director and filed with the Treasurer of the Company.

          Notwithstanding the foregoing, the Board may, from time to time, discontinue any of the Investment Funds described in clause (i) above. In such event, the Director shall execute an election in the form of a document prescribed by the Board and filed with the Treasurer of the Company, to transfer the amounts deferred in the discontinued Investment Fund to such other Deferral Options as the Board shall make available at such time. In the event that the Director shall fail to timely elect a new Deferral Option, such amounts shall be transferred to a Deferral Option that is deemed appropriate.

          (b) Directors shall elect on the Deferral Election the form, method and timing of distribution of amounts deferred hereunder. Distributions under this Section 2 shall begin as soon as practicable following the date specified in the Director's Deferral Election, but may not begin earlier than as soon as practicable following March 31, next following the date on which the Director ceases to be a Director for any reason; provided, however, that in no event may distribution commence later than as soon as practicable following March 31, following the calendar year

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in which the Director attains age seventy (70).  Such payment shall be made, pursuant to the Director's election in the Deferral Election, (i) in the form of a lump-sum payment, (ii) in substantially equal annual installments over a period not to exceed fifteen years, or (iii) in any combination of (i) and (ii) above.
If a Director elects installment payments, the unpaid balance thereof shall continue to accrue interest, earnings and dividend equivalents, computed in accordance with the provisions of Section
4 below, and shall be prorated and paid over the installment period.

          A Director may change his/her prior distribution election at any time, and from time to time; provided, however, that any such distribution election shall not become effective until the second anniversary of the date such distribution election is made; and provided, further, that no distribution election with respect to the distribution of amounts attributable to any deferral will be effective if the Director is, or is scheduled to be, receiving distributions with respect to such deferral within two years following the date such subsequent distribution election is made. In the event an election does not become effective, the prior valid election of such Director shall govern the form, method and timing of distribution.

          A Director shall elect on the Deferral Election, (i) with respect to Investment Fund Credits, to receive distributions of amounts so credited in cash, in kind, or in any combination thereof, and (ii) with respect to Share Units, to receive amounts so credited in cash or in shares of Common Stock; provided, however, that if he/she is a person subject to Section 16(b) of the Securities Exchange Act of 1934, the election with respect to Share Units shall be made either (1) at least six (6) months prior to the date of distribution, or (2) during the period beginning on the third business day following the date of release of the Company's quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

          The amount to be paid in cash with respect to distributions of Share Units shall be equal to the product of (a) the number of Share Units in respect of which payment is to be made, and (b) the price of a share of Common Stock on the New York Stock Exchange during such period immediately preceding the date of distribution, as the Company shall determine.

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          (c)  If a Director fails to make a valid timely election
with respect to method of payment, the Director shall receive the total amount credited to his/her Deferred Compensation Account (as defined in Section 4 below) in ten substantially equal annual installments. If a Director fails to make a valid timely election with respect to timing of payment, distribution shall commence as soon as practicable following March 31, next following the calendar year in which the Director attains age seventy (70). If a Director fails to make a valid timely election with respect to whether payment shall be in cash or shares of the Common Stock, those amounts credited as Share Units shall be distributed in shares of Common Stock, and all other amounts credited shall be distributed in cash.

          (d) In the event a Director dies prior to the distribution of any or all of the Director's Deferred Compensation Account, all amounts credited to such account shall be paid in a lump-sum to the beneficiary designated in writing at any time or from time to time by the Director with the approval of the Company or, failing such a designation, to the spouse, children (per stirpes), parents or estate (in that order) of the Director (all such entities being herein included within the term "beneficiary"). Any lump-sum payment shall be made as soon as practicable following the date of a Director's death.

     3. Revocations and Re-elections. Directors may elect in writing to revoke any prior Deferral Election, provided (i) written notice of such election to revoke shall be received by the Treasurer of the Company not less than five (5) business days prior to the year or years for which the revocation applies, and (ii) such revocation shall be applicable only to compensation payable for the year or years that the Deferral Election has been revoked.

          Directors who have previously revoked a Deferral Election may again elect to defer by filing a new Deferral Election with the Treasurer of the Company not less than five (5) business days prior to the year or years in which the Deferral Election applies. Such Deferral Election shall be effective subject to the limitations and restrictions set forth in Section 2 above.

     4. Credits. During such period as amounts are standing to the credit of a Director hereunder, with respect to each such Director, the Company shall credit to a book reserve account (the "Deferred Compensation Account") established for this purpose the amounts deferred by such Director under Section 2 above.

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           (a)  Amounts credited to a Director's Deferred Compensa-
tion Account with respect to each Investment Fund shall be credited with interest and earnings (including gains and losses) equivalent to the amounts that would have accrued during such period had the amount so credited been actually invested in such Investment Fund. Interest and earnings on such amounts shall be computed from the date such deferrals are credited to the Deferred Compensation Account through the date of distribution to a Director or his/her designated beneficiary, in accordance with Subsection 2(d) above.

           (b) If amounts are deferred under the Plan as Share Units, then the number of such Share Units shall be determined on the basis of the price of the Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediate-ly following the date the Share Units are credited, as the Company shall determine.

           (c) Dividends on Share Units. As of each payment date for dividends on Common Stock with respect to which Share Units are standing to the credit of a Director until the Director's entire Deferred Compensation Account has been distributed, such Deferred Compensation Account shall be credited with dividend equivalents equal to the sum of all cash dividends that such Director would have received on such date, had the Director been the owner of a number of shares of Common Stock equal to the number of Share Units in the Director's Deferred Compensation Account on the record date for such dividend. The amount so credited shall be converted into additional Share Units with the number of Share Units being determined on the basis of the price of Common Stock on the New York Stock Exchange during such period immediately preceding and/or immediately following the payment date for the dividend, as the Company shall determine.

 5. Miscellaneous.

      (a) Title to, and beneficial ownership of, any assets, whether in cash or otherwise, that the Company may designate to pay the deferred compensation hereunder shall at all times (prior to payment) remain an asset of the Company, and neither a Director nor his/her designated beneficiary shall have any property interest whatsoever in any specific assets of the Company.

      (b) In the event a Director ceases to be a director of the Company for any reason other than retirement or his/her death, the total amount credited to the Deferred Compensation Account as of such date will be payable to the Director in a lump sum as soon as practicable following such date.

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      (c)  If the Company shall be adjudicated or determined to be insolvent by a court of competent jurisdiction, either in bankruptcy or otherwise, the amount credited to each Director's Deferred Compensation Account on the date of such proceeding shall constitute a debt of the Company to each such Director in any such proceeding.

      (d) Except as otherwise required by applicable law, no rights under the Plan, contingent or otherwise, shall be assignable or subject to any encumbrance, pledge or charge of any nature, except that, under such rules and regulations as the Company may establish, a Director may designate a beneficiary to receive, in the event of death, any amount that would otherwise have been payable to the Director or that may become payable on account of his or her death except that, if any amount shall become payable to the executor or administrator of the Director, such executor or administrator may transfer the right to the payment of any such amount to the person, persons or entity (including a trust) entitled thereto under the will of the Director or, in case of intestacy, under the laws relating to intestacy. Directors shall not have any interest in any funds or specific assets of the Company, except as expressly provided herein.

      (f) Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship between the Company and a Director, his/her designated beneficiary, or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

      (g) This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Director and his/her heirs, executors, administrators, and legal representatives.

      (h) This Plan shall be construed in accordance with and governed by the laws of the State of Illinois.

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 6.  Termination and Amendment of the Plan.  The Board may
terminate this Plan at any time. Upon termination of the Plan, the remaining balance of the Directors' Deferred Compensation Accounts shall be paid to the Directors (or to their respective beneficiaries, as the case may be), in lump sums as soon as practicable but no more than thirty (30) days following the termination of the Plan.

      The Board without the consent of the participating Directors or their beneficiaries, may amend this Plan at any time provided that no amendment shall divest any Director or beneficiary of any rights to which he or she would have been otherwise entitled.